Exhibit 10.1

September 21, 2012

Mr. Ralph Schmitt

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San Jose, CA #####

Dear Ralph:

OCZ Technology Group, Inc. (“Company”) is pleased to offer you the position of President and Chief Executive Officer reporting to the Chairman of the Board. You will remain a Board Member if you accept this offer. The company will provide an indemnity agreement to you prior to your start date. Your anticipated start date will be no later than Monday, October 15, 2012. This offer and your employment relationship will be subject to the terms and conditions of this letter.

1)	Compensation: If you decide to join us, your initial annual base salary will be $475,000, less applicable withholdings, paid in accordance with Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Board in its sole and absolute discretion.

2)	Bonus Opportunity: You will be included in the OCZ Bonus Program. Your target bonus will be $475,000, and prorated to your date of hire. Bonus achievement will be assessed on an annual basis against performance to the Program, so there is no guarantee of payment. You must be an employee of OCZ as of the end of the corresponding fiscal year to be eligible for any payments.

3)	Make Whole Commitment: You will be paid a one-time cash payment of $700,000 in recognition of the compensation you will be forfeiting by leaving your current employer. Assuming you join the Company on October 15, 2012, this payment will be made after the November 30, 2012 payroll cycle of the Company.

4)	Equity: Per the approval of the Board of Directors, you will be granted the following equity options and RSUs:

•	You will be granted an option to purchase 750,000 shares of the Company’s Common Stock under Company’s 2012 Equity Compensation Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”). The Options will vest 25% at the end of your first year of employment and 1/36th of the remaining balance each month thereafter for an additional 36 months, for a total vesting period of 48 months.

•	As part of your Make Whole Commitment, you will also be granted Restricted Stock Units equivalent to $700,000 based on the closing FMV on your date of hire. The RSUs will vest 100% on December 1, 2012 in recognition of the guaranteed compensation you are surrendering by leaving your current employer.

5)	Benefits: You will also be eligible for all standard fringe benefits available to other Company employees. This includes the OCZ Health Benefits Package. You are eligible for enrollment upon date of hire with coverage commencing the first day of the month following your date of hire. You will begin accruing 20 days of Paid Time Off per year on your first day of employment.

After 30 days of satisfactory employment, the company will provide two times your base salary in life insurance coverage (up to $500,000), Long-Term Disability coverage, and you will become eligible to participate in the 401(k) Plan in accordance with the Plan Document. OCZ reserves the right to change or eliminate these benefits on a prospective basis at any time.

6)	No Violation of Rights of Third Parties: By accepting this offer, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by the Company. During your employment with Company, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Company. In addition, you agree that you will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.

7)	At-Will Employment: If you accept our offer, your employment with OCZ will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, OCZ may terminate the employment relationship at any time, with or without cause or advance notice. In addition, OCZ reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and OCZ’s Chairman of the Board.

8)	Contingencies: This offer is contingent upon the following:

•	Signing Company’s Proprietary Information Agreement;

•	Compliance with Federal I-9 requirements. Please bring suitable documentation with you on your first day of work verifying your identify and legal authorization to work in the United States.

9)	Complete Agreement. This letter, including the Proprietary Information Agreement that you will be asked to sign upon your first day of employment, constitutes the entire agreement between you and Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and the Chairman of the Board.

Please indicate your acceptance of our offer of employment in the terms and conditions set forth in this letter by signing and returning this letter to me.

We hope your employment with OCZ will prove mutually rewarding, and we look forward to having you join us!

Sincerely,

/s/Cindee Van Vleck

Cindee Van Vleck

Vice President

Human Resources

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I have read this offer letter in its entirety, and agree to and accept the terms and conditions of employment stated above. I understand and agree that my employment with Company is at-will.

/s/Ralph Schmitt	October 8, 2012

Ralph Schmitt	Date